Exhibit 99.1

Collegium Reports Third Quarter Fiscal 2021 Results

- Board of Directors Has Authorized $25 Million Accelerated Share Repurchase Program -

- Net Income of $8.0 Million and Adjusted EBITDA of $37.3 Million -

- Full-Year 2021 Guidance Updated -

- Conference Call Scheduled for Today at 4:30 p.m. ET -

STOUGHTON, Mass., November 4, 2021 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company committed to being the leader in responsible pain management, today reported its financial results for the third quarter ended September 30, 2021 and provided a corporate update.

The Company also announced that its Board of Directors has authorized an accelerated share repurchase program to repurchase $25 million of the company’s common stock, as part of the $100 million share repurchase program authorized in August 2021.

“In the face of challenging market dynamics, Collegium is on track to achieve record full year revenue, net income, and adjusted EBITDA,” said Joe Ciaffoni, President and Chief Executive Officer of Collegium. “I am confident in the underlying strength of our differentiated pain portfolio and the financial strength of the organization. Today’s announcement of the accelerated share repurchase program reflects our confidence and commitment to deliver value to our shareholders through effective deployment of our balance sheet.”

“In the third quarter, we generated significant net operating cash flows and continued to leverage our cost structure,” said Colleen Tupper, Chief Financial Officer of Collegium. “Collegium remains in a strong financial position. Going forward, our balance sheet and anticipated future net operating cash flow generation will enable us to return capital to our shareholders, pay down debt, and diversify the business through acquisitions.”

Business Highlights for Nine Months Ended September 30, 2021

●	The Company posted record total revenue, net income, and adjusted EBITDA through the first nine months of the year.
●	Xtampza® ER achieved all-time highs in market share and exited Q3 2021 with 32.5% share of the ER oxycodone market, up 7.4 percentage points from year-end 2020.
●	Nucynta® franchise net revenue grew to over $150 million year-to-date, a level not seen in the first three quarters of a year since 2018.
●	Since the first quarter, the Company has sequentially reduced operating expenses, delivering on its commitment to leverage, not grow, its cost structure.
●	The Company further strengthened its balance sheet; generated net operating cash flow; returned capital to shareholders through the repurchase of over 850,000 company shares under the share repurchase program announced in August; and, paid down $37.5 million in debt year-to-date.

Financial Guidance for 2021

The Company updated its full-year 2021 financial guidance:

	Prior	Updated

Xtampza ER Revenues	$140.0 to $150.0 million	$130.0 to $135.0 million

Nucynta Franchise Revenues	$195.0 to $205.0 million	$200.0 to $205.0 million

Total Operating Expenses (Including Stock-Based Compensation)	$125.0 to $135.0 million	$125.0 to $130.0 million

Adjusted EBITDA (Excluding Stock-Based Compensation)	$170.0 to $180.0 million	$165.0 to $170.0 million

Collegium is not providing forward-looking guidance for its full-year 2021 U.S. GAAP net income (loss) or a quantitative reconciliation of forward-looking adjusted EBITDA. Please see “Non-GAAP Financial Measures” below for additional information.

Financial Results for Quarter Ended September 30, 2021

●	Xtampza ER net product revenues were $30.0 million for the quarter ended September 30, 2021 (the “2021 Quarter”), compared to $32.1 million for the quarter ended September 30, 2020 (the “2020 Quarter”) as challenging market dynamics impacted the brand more than anticipated.
●	Nucynta franchise net product revenues were $48.8 million for the 2021 Quarter, compared to $47.1 million for the 2020 quarter, as the franchise continued to benefit from the execution of the Company’s payer strategy and the continuity of care associated with COVID-19 dynamics.
●	Operating expenses, including stock-based compensation expense, were $32.0 million for the 2021 Quarter, compared to $28.6 million for the 2020 quarter. Operating expenses, excluding stock-based compensation, were $26.0 million for the 2021 Quarter, compared to $23.4 million for the 2020 Quarter.
●	Net income for the 2021 Quarter was $8.0 million, or $0.23 earnings per share (basic) and $0.22 earnings per share (diluted), compared to net income of $11.3 million, or $0.33 earnings per share (basic) and $0.32 earnings per share (diluted), for the 2020 Quarter. Net income included stock-based compensation expense of $5.9 million and $5.2 million for the 2021 Quarter and the 2020 Quarter, respectively.
●	Adjusted EBITDA for the 2021 Quarter was $37.3 million, compared to $41.8 million for the 2020 Quarter.
●	The Company exited the 2021 Quarter with a net cash balance of $193.2 million.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, November 4th, 2021, at 4:30 p.m. Eastern Time. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical Q3 2021 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures such as adjusted EBITDA and operating expenses, excluding stock-based compensation. We use these non-GAAP financial measures to understand, manage and evaluate our business as we believe they provide additional information on the performance of our business. We believe that the presentation of these non-GAAP financial measures, taken in conjunction with our results under GAAP, provide analysts, investors, lenders and other third parties insight into our view and assessment of our ongoing operating performance. In addition, we believe that the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing our performance and results from period to period. We report these non-GAAP financial measures to portray the results of our operations prior to considering certain income statement elements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, and stock-based compensation. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income, which is the nearest GAAP equivalent, such as:

●	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	we exclude stock-based compensation expense from adjusted EBITDA although (a) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy and (b) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
●	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
●	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes; and
●	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments.

The Company has not provided a reconciliation of its full-year 2021 guidance for non-GAAP adjusted EBITDA to the most directly comparable forward-looking GAAP measure because it is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense. These items are uncertain and depend on various factors that could have a material impact on GAAP net income for the guidance period.

Operating expenses, excluding stock-based compensation is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding financial guidance for Xtampza ER and Nucynta Franchise revenues, Adjusted EBITDA, total operating expenses, current and future market opportunities for our products and our assumptions related thereto. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the impact of the COVID-19 pandemic on our ability to conduct our business, reach our customers, and supply the market with our products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain and maintain regulatory approval of our products and any product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; the size of the markets for our products and product candidates, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products and product candidates; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement, opioid-related or other litigation that may be brought by or against us, including litigation with Purdue Pharma, L.P.; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Quarterly Report on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:
Sara Michelmore

MacDougall Advisors

smichelmore@macbiocom.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$193,241	174,116
Accounts receivable, net	148,999	83,320
Inventory	17,358	15,614
Prepaid expenses and other current assets	3,640	4,838
Property and equipment, net	19,629	18,988
Operating lease assets	7,835	8,391
Intangible asset, net	285,518	335,904
Restricted cash	2,547	2,547
Deferred tax assets	63,026	—
Other noncurrent assets	10	123
Total assets	$741,803	$643,841

Accounts payable and accrued expenses	28,322	34,672
Accrued rebates, returns and discounts	191,723	156,554
Term notes payable	121,967	157,514
Convertible senior notes	139,738	99,575
Operating lease liabilities	8,959	9,495
Shareholders’ equity	251,094	186,031
Total liabilities and stockholders’ equity	$741,803	$643,841

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Product revenues, net	$78,843	$79,176	$249,506	$233,745
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	15,934	14,188	47,170	54,316
Intangible asset amortization	16,796	16,795	50,386	43,885
Total cost of products revenues	32,730	30,983	97,556	98,201
Gross profit	46,113	48,193	151,950	135,544
Operating expenses
Research and development	1,450	2,141	7,842	7,300
Selling, general and administrative	30,514	26,426	92,358	87,008
Total operating expenses	31,964	28,567	100,200	94,308
Income from operations	14,149	19,626	51,750	41,236
Interest expense	(5,115)	(8,063)	(16,257)	(21,145)
Interest income	3	3	9	229
Income before income taxes	9,037	11,566	35,502	20,320
(Benefit from) Provision for income taxes	991	280	(61,049)	526
Net income	$8,046	$11,286	$96,551	$19,794

Earnings per share — basic	$0.23	$0.33	$2.74	$0.58
Weighted-average shares — basic	35,373,909	34,540,126	35,210,966	34,346,071

Earnings per share — diluted	$0.22	$0.32	$2.42	$0.56
Weighted-average shares — diluted	36,261,174	35,069,188	41,274,190	35,054,777

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
GAAP net income	$8,046	$11,286	$96,551	$19,794
Adjustments:
Interest expense	5,115	8,063	16,257	21,145
Interest income	(3)	(3)	(9)	(229)
Provision for (benefit from) income taxes	991	280	(61,049)	526
Depreciation	448	195	1,312	589
Amortization	16,796	16,795	50,386	43,885
Stock-based compensation expense	5,948	5,165	19,343	15,700
Total adjustments	$29,295	$30,495	$26,240	$81,616
Adjusted EBITDA	$37,341	$41,781	$122,791	$101,410

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Operating Expenses to Operating Expenses, Excluding Stock-Based Compensation

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
GAAP Operating expenses	$31,964	28,567	100,200	94,308
Stock-based compensation	5,948	5,165	19,343	15,700
Operating expenses, excluding stock-based compensation	$26,016	$23,402	$80,857	$78,608